CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Piedmont Investment Trust and to the use of our report dated May 19, 2016 on the financial statements and financial highlights of The Piedmont Select Equity Fund, a series of shares of The Piedmont Investment Trust.   Such financial statements and financial highlights appear in the March 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 28, 2016